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             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549
                   ----------------------

                          FORM 11-K

                        ANNUAL REPORT
              PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934
                    ---------------------


(Mark One):
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
For the fiscal year ended December 31, 1993
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the transition period from ____________________ to ___________________

Commission file number 1-7796


           THE UNC ACCESSORY OVERHAUL GROUP, INC.
                         401(K) PLAN
                  (Full title of the plan)




                      UNC INCORPORATED
(Name of issuer of the securities held pursuant to the plan)




                 175 Admiral Cochrane Drive
               Annapolis, Maryland 21401-7394
                       (410) 266-7333
(Address of the plan and principal executive office of the issuer)

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                        EXHIBIT INDEX

Exhibit
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1.   UNC Accessory Overhaul Group, Incorporated 401(k) Plan Financial
     Statements and Schedules, December 31, 1993 and 1992, and
     accountants' reports thereon (filed under cover of Form SE).
2.   Consents of Independent Auditors - Coopers & Lybrand.
3.   Consents of Independent Auditors - KPMG Peat Marwick.
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                    REQUIRED INFORMATION


The UNC Accessory Overhaul Group, Inc. 401(K) Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan financial statements and the schedules prepared in accordance with the financial reporting requirements of ERISA are attached hereto. The end of the most recent fiscal year of the Plan was December 31, 1993.



                          EXHIBITS

1. UNC Accessory Overhaul Group, Incorporated 401(k) Plan Financial Statements and Schedules, December 31, 1993 and 1992, and accountants' report thereon (filed under cover of Form SE).
2.   Consents of Independent Auditors - Coopers & Lybrand.
3.   Consents of Independent Auditors - KPMG Peat Marwick.




                              UNC ACCESSORY OVERHAUL GROUP, INC.
                              401(K) PLAN



                              By: RICHARD H. LANGE

                                  ----------------------
                                  Richard H. Lange
                                  Member - Plan Board


DATE:  June 27, 1994
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                                                  Exhibit 2

               CONSENT OF INDEPENDENT AUDITORS
                        ------------



To Board of Directors
UNC Accessory Overhaul Group,
     Inc. 401(k) Plan:


     We consent to incorporation by reference in the registration statement (No. 33-41704) on Form S-8 of UNC Incorporated to our report dated June 17, 1994, relating to the statement of net assets available for plan benefits of the UNC Accessory Overhaul Group, Inc. 401(k) Plan as of December 31, 1993 and the statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 1993 annual report on Form 11-K of the UNC Accessory Overhaul Group, Inc. 401(k) Plan.


                                        Coopers & Lybrand
                                        ------------------------
                                        Coopers & Lybrand


Baltimore, Maryland
June 27, 1994
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                                                  Exhibit 3


               CONSENT OF INDEPENDENT AUDITORS
                        ------------



To Board of Directors
UNC Accessory Overhaul Group,
     Inc. 401(k) Plan:


     We consent to incorporation by reference in the registration statement (No. 33-41704) on Form S-8 of UNC Incorporated to our report dated June 17, 1994, relating to the statement of net assets available for plan benefits of the UNC Accessory Overhaul Group, Inc. 401(k) Plan as of December 31, 1993 and the statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 1993 annual report on Form 11-K of the UNC Accessory Overhaul Group, Inc. 401(k) Plan.


                                        KPMG Peat Marwick
                                        ------------------------
                                        KPMG Peat Marwick


Washington, D.C.
June 27, 1994